Exhibit 99.2

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Quarter*
(millions, except per share data)	First	Second	Third	Fourth	Year*

1999
Revenues	$ 6,580	$ 6,516	$6,746	$7,534	$27,376

Costs and expenses:
Cost of sales	1,262	1,179	1,567	1,456	5,464
Selling, informational and administrative expenses	2,641	2,660	2,566	2,943	10,810
Research and development expenses	929	949	1,041	1,117	4,036
Other (income)/deductions--net	38	64	32	(13)	121
Income from continuing operations before provision for taxes on income and minority interests	1,710	1,664	1,540	2,031	6,945
Provision for taxes on income	495	482	431	560	1,968
Minority interests	1	1	1	2	5
Income from continuing operations	1,214	1,181	1,108	1,469	4,972
Discontinued operations--net of tax	-	(20)	-	-	(20)
Net income	$ 1,214 =======	$ 1,161 =======	$1,108 ======	$1,469 ======	$ 4,952 =======

Earnings per common share--basic
Income from continuing operations	$ .20 =======	$ .19 =======	$ .18 ======	$ .24 ======	$ .81 =======
Net income	$ .20 =======	$ .19 =======	$ .18 ======	$ .24 ======	$ .81 =======

Earnings per common share--diluted
Income from continuing operations	$ .19	$ .19	$ .18	$ .23	$ .79
Discontinued operations--net of tax	-	(.01)	-	-	(.01)
Net income	$ .19 =======	$ .18 =======	$ .18 ======	$ .23 ======	$ .78 =======

Weighted average shares--basic	6,123 =======	6,124 =======	6,122 ======	6,131 ======	6,126 =======
Weighted average shares--diluted	6,360 =======	6,338 =======	6,322 ======	6,310 ======	6,317 =======

Cash dividends per common share	$.07 1/3 =========	$.07 1/3 =========	$ .08 ======	$ .08 ======	$.30 2/3 =======
  The unaudited supplemental consolidated statement of income above restates Pfizer's historical financial information to reflect the merger with Warner-Lambert Company in June 2000, which was accounted for as a pooling of interests.
  All intercompany transactions between Pfizer and Warner-Lambert have been eliminated. The majority of these transactions occurred under the Lipitor marketing agreements.
  The above financial statement presents the first quarter ended April 4, 1999, the second quarter ended July 4, 1999, the third quarter ended October 3, 1999 and the fourth quarter and the year ended December 31, 1999. Certain subsidiaries operating outside the United States are included on the basis of a one month lag.
  The 1999 quarterly periods and the full year 1999, excluding certain significant items and merger-related costs, follow:
	Quarter*
(millions, except per share data)	First	Second	Third	Fourth	Year*

Income from continuing operations before provision for taxes on income and minority interests	$1,710	$1,697	$1,850	$2,031	$7,288

Net income	$1,214	$1,190	$1,313	$1,469	$5,186

Earnings per common share--diluted	$ .19	$ .19	$ .21	$ .23	$ .82

The 1999 results above exclude the following:

Significant item:
Charge to write off Trovan inventories ($205 million after tax) (1)	$ 310

Merger-related costs:
Costs associated with the acquisition of Agouron Pharmaceuticals, Inc. ($29 million after tax) (2)	33

Total significant items and merger-related costs, pre-tax	343
Income taxes	(109)
Total significant items and merger-related costs, after-tax	$ 234 ======

*   certain amounts may reflect rounding adjustments

(1) included in "Cost of sales" for the third quarter and full year 1999

(2) included in "Other (income)/deductions--net" for the second quarter and full year 1999